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                               THE IRVINE COMPANY
                            550 Newport Center Drive
                             Newport Beach, CA 92660


                                February 1, 1999


Irvine Apartment Communities, Inc.
550 Newport Center Drive
Newport Beach, CA 92660


Gentlemen:

               In connection with that certain Agreement and Plan of Merger, dated as of February 1, 1999 (the "Merger Agreement"), between TIC Acquisition LLC ("Acquiror") and Irvine Apartment Communities, Inc. (the "Company"), you have requested that The Irvine Company ("TIC") make certain representations, warranties and covenants. In order to facilitate the transactions contemplated by the Merger Agreement, TIC hereby makes the representations, warranties and covenants set forth in this letter agreement. All capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

               1. Ownership of Acquiror/Availability of Funds. All of Acquiror's membership interests are owned by TIC and a wholly-owned Subsidiary of TIC. TIC is the sole managing member of Acquiror. TIC shall take no action that would cause Acquiror not to have a minimum of $150 million of cash on hand from the date of the Merger Agreement through the earlier of (i) the Effective Time and
(ii) sixty (60) days following the termination of the Merger Agreement pursuant to the terms thereof. Prior to the earlier of (i) the Effective Time and (ii) sixty (60) days following the termination of the Merger Agreement pursuant to the terms thereof, TIC shall not permit Acquiror to engage in any business or transaction other than business or transactions related to the transactions contemplated by the Merger Agreement.

               2. Ownership of Stock. From the date hereof to the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to the terms thereof, TIC shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any of the shares of Company Common Stock owned by them. At the Company Stockholders Meeting, or any adjournment thereof, TIC shall, and shall cause its Subsidiaries to, vote the shares of Company Common Stock owned by them in favor of the Merger.

               3. Cooperation. TIC shall take all actions necessary to cooperate with Acquiror, and shall take all actions necessary to cause Acquiror to comply with its obligations, in connection with Sections 5.1(a), 5.8 and 5.9 (insofar as it pertains to insurance only) of the Merger Agreement; provided that with respect to Section 5.9 of the Merger Agreement, TIC shall be deemed to have satisfied its obligations hereunder (and the obligations of Acquiror under the

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Merger Agreement) by causing Acquiror to purchase an appropriate policy of insurance. TIC agrees to cooperate with Acquiror and the Company in connection with the Merger Agreement and to use reasonable efforts to cause Acquiror to consummate the Merger; provided that TIC shall have no obligation to contribute any funds to Acquiror in connection with the Merger.

               The rights and obligations of the parties to this letter agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

               This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

               This letter agreement constitutes the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this letter agreement shall be effective only if in writing and signed by the parties hereto.





                            [Signature Page Follows]

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               If the foregoing reflects your understanding of our agreement concerning the matters set forth herein, please sign a copy of this letter agreement where indicated below and return it to me.



                                            Very truly yours,

                                            The Irvine Company

                                            By:  /s/ MICHAEL D. MCKEE
                                                 -------------------------------
                                                 Michael D. McKee
                                                 Chief Financial Officer





The terms and conditions of the preceding letter agreement are accepted and agreed to by the following:


                                            Irvine Apartment Communities, Inc.



                                            By:  /s/ WILLIAM H. MCFARLAND
                                                 -------------------------------
                                                 William H. McFarland
                                                 Chief Executive Officer



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